Exhibit 99.3

Consent to be Named as a Director

In connection with the filing by Vahanna Tech Edge Acquisition I Corp. (“Vahanna”) of the Registration Statement on Form S-4 (File No. 333-269747) (the “Registration Statement”) with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the “Securities Act”), I hereby consent, pursuant to Rule 438 of the Securities Act, to being named in the Registration Statement and any and all amendments and supplements thereto as a member of the board of directors of Vahanna following the consummation of the business combination. I also consent to the filing of this consent as an exhibit to such Registration Statement and any amendments thereto.

/s/ Saurav Adhikari
Name: Saurav Adhikari

Dated: May 4, 2023